Filed Pursuant to Rule 433

Registration Nos. 333-278184

and 333-278184-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

June 16, 2026

Issuer:	NextEra Energy Capital Holdings, Inc.

Designations:	Series AA Junior Subordinated Debentures due October 1, 2056 (“Series AA Junior Subordinated Debentures”)
Series BB Junior Subordinated Debentures due October 1, 2056 (“Series BB Junior Subordinated Debentures”)
Series CC Junior Subordinated Debentures due October 1, 2066 (“Series CC Junior Subordinated Debentures” and together with the Series AA Junior Subordinated Debentures and the Series BB Junior Subordinated Debentures, the “Junior Subordinated Debentures”)

Registration Format:	SEC Registered

Principal Amount:	Series AA Junior Subordinated Debentures:
$1,000,000,000
Series BB Junior Subordinated Debentures:
$1,250,000,000
Series CC Junior Subordinated Debentures:
$1,500,000,000

Date of Maturity:	Series AA Junior Subordinated Debentures:
October 1, 2056
Series BB Junior Subordinated Debentures:
October 1, 2056
Series CC Junior Subordinated Debentures:
October 1, 2066

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1, beginning October 1, 2026

Coupon Rate:	Series AA Junior Subordinated Debentures:

(i) from and including the date of original issuance to but excluding October 1, 2031 (“Series AA Junior Subordinated Debentures First Interest Reset Date”) at an annual rate of 6.000% and (ii) from and including the Series AA Junior Subordinated Debentures First Interest Reset Date during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 1.840%; provided, that the interest rate during any Interest Reset Period for the Series AA Junior Subordinated Debentures will not reset below 6.000% (which equals the initial interest rate on the Series AA Junior Subordinated Debentures).

Series BB Junior Subordinated Debentures:

(i) from and including the date of original issuance to but excluding October 1, 2036 (“Series BB Junior Subordinated Debentures First Interest Reset Date”) at an annual rate of 6.200% and (ii) from and including the Series BB Junior Subordinated Debentures First Interest Reset Date during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 1.765%; provided, that the interest rate during any Interest Reset Period for the Series BB Junior Subordinated Debentures will not reset below 6.200% (which equals the initial interest rate on the Series BB Junior Subordinated Debentures).

Series CC Junior Subordinated Debentures:

(i) from and including the date of original issuance to but excluding October 1, 2046 (“Series CC Junior Subordinated Debentures First Interest Reset Date”) at an annual rate of 6.625% and (ii) from and including the Series CC Junior Subordinated Debentures First Interest Reset Date during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 1.685%; provided, that the interest rate during any Interest Reset Period for the Series CC Junior Subordinated Debentures will not reset below 6.625% (which equals the initial interest rate on the Series CC Junior Subordinated Debentures).

Optional Deferral:	Maximum of 10 consecutive years per optional deferral period

Price to Public:	Series AA Junior Subordinated Debentures:
100.000% of the principal amount thereof
Series BB Junior Subordinated Debentures:
100.000% of the principal amount thereof
Series CC Junior Subordinated Debentures:
100.000% of the principal amount thereof

Optional Redemption:	Series AA Junior Subordinated Debentures:

In whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the Series AA Junior Subordinated Debentures First Interest Reset Date and ending on and including the Series AA Junior Subordinated Debentures First Interest Reset Date and (ii) after the Series AA Junior Subordinated Debentures First Interest Reset Date, on any interest payment date, at 100% of the principal amount of the Series AA Junior Subordinated Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Series BB Junior Subordinated Debentures:

In whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the Series BB Junior Subordinated Debentures First Interest Reset Date and ending on and including the Series BB Junior Subordinated Debentures First Interest Reset Date and (ii) after the Series BB Junior Subordinated Debentures First Interest Reset Date, on any interest payment date, at 100% of the principal amount of the Series BB Junior Subordinated Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Series CC Junior Subordinated Debentures:

In whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the Series CC Junior Subordinated Debentures First Interest Reset Date and ending on and including the Series CC Junior Subordinated Debentures First Interest Reset Date and (ii) after the Series CC Junior Subordinated Debentures First Interest Reset Date, on any interest payment date, at 100% of the principal amount of the Series CC Junior Subordinated Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date

Call for Tax Deductibility Event:	In whole but not in part, at 100% of the principal amount plus accrued and unpaid interest thereon to the redemption date

Call for Rating Agency Event:	In whole but not in part, at 102% of the principal amount plus accrued and unpaid interest thereon to the redemption date

Call for Tax Credit Event:	In whole but not in part, at 101% of the principal amount plus accrued and unpaid interest thereon to the redemption date (notice may be issued no later than December 31, 2026, for a redemption no less than 30 days nor more than 60 days after notice)

Trade Date:	June 16, 2026

Settlement Date:*	June 22, 2026 (T+3)

CUSIP / ISIN Number:	Series AA Junior Subordinated Debentures:
65339K EF3/ US65339KEF30
Series BB Junior Subordinated Debentures:
65339K EG1/ US65339KEG13
Series CC Junior Subordinated Debentures:
65339K EH9/ US65339KEH95

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“Baa2” (stable)
S&P Global Ratings	“BBB” (stable)
Fitch Ratings, Inc.	“BBB” (stable)

Joint Book-Running Managers:

Barclays Capital Inc.

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

ANZ Securities, Inc.

BMO Capital Markets Corp.

BofA Securities, Inc.

CaixaBank, S.A.

CIBC World Markets Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Regions Securities LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Desjardins Securities Inc.

DNB Carnegie, Inc.

DZ Financial Markets LLC

FNB America Securities LLC

Hancock Whitney Investment Services, Inc.

Huntington Securities, Inc.

Loop Capital Markets LLC

M&T Securities, Inc.

Park Place Capital Securities Corp.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Junior Co-Managers:

AmeriVet Securities, Inc.

CastleOak Securities, L.P.

Great Pacific Securities

Independence Point Securities LLC

*

It is expected that delivery of the Junior Subordinated Debentures will be made against payment therefor on or about June 22, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Junior Subordinated Debentures prior to the first business day before delivery of the Junior Subordinated Debentures should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “Five-Year Treasury Rate,” “Interest Reset Period,” “Rating Agency Event,” “Reset Interest Determination Date,” “Tax Deductibility Event” and “Tax Credit Event” have the meanings ascribed to each such term in the Issuer’s Preliminary Prospectus Supplement, dated June 16, 2026.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; BBVA Securities Inc. toll-free at (800) 422-8692; BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864; Citigroup Global Markets Inc. toll-free at (800) 831-9146; Goldman Sachs & Co. LLC toll-free at (866) 471-2526; J.P. Morgan Securities LLC collect at (212) 834-4533; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or RBC Capital Markets, LLC toll-free at (866) 375-6829.